gentium

a new healthcare research

Business Place in Villa Guardia, Civello (CO), Piazza XX Settembre, n. 2

Incorporated with Notary document by dott. Enrico Bevilacqua dated as of November 30, 1993 n.rep.31.327/5.450 recorded in the Companies Register of Como
Tax ID number and Companies Register 02098100130

OUTSTANDING CAPITAL STOCK € 9.711.488 (fully paid)

Duration of the Company: December 31, 2050

Nominative Certificate N. ___

Relating to n.

warrants (2006/2011) on shares of common stock Gentium S.p.A.

as per resolution of the Board of Directors’ Meeting dated May 31, 2006, as of Notary document Rep. N° 49323/18326 by Notary public dott. Massimo Caspani, recorded in the Companies Register of Como on June 5, 2006.

in the name of:

Name
Address
Country
Identification Number:

This certificate validly entitles the holder to purchase shares of Gentium S.p.A. common stock under the terms, conditions, and price provided by the Regulations for the “Gentium S.p.A. Ordinary Shares Warrants” enclosed hereto.

Villa Guardia, dated as of June 6, 2006

Gentium S.p..A. The President

REGULATIONS FOR WARRANTS OF ORDINARY SHARES OF GENTIUM S.P.A.

Article 1 – Warrants of ordinary shares of Gentium S.p.A.

The extraordinary shareholders’ meeting of Gentium S.p.A. (the “Company”) resolved on 28th April 2006, inter alia, to authorize the board of directors of the Company to increase the Company’s share capital, in divisible amounts, by a maximum nominal amount of 90,000,000 Euros through the issue, in one or more tranches, of a maximum of 90,000,000 ordinary shares with a nominal value of 1 Euro each. On May 31, 2006, the board of directors of the Company resolved, inter alia, to increase the Company’s share capital, in divisible amounts, by a maximum nominal amount of 466,446, exclusively and irrevocably, within the terms established in article 2, paragraph 1 below, for the exercise of the subscription option that warrant (the “Warrants”) holders “Warrant ordinary shares Gentium 2006-2011” are entitled to, the subject of which being 466,446 ordinary shares of the Company. The Warrant issue was also resolved upon by the above-cited board meeting.

On the basis of the cited resolution, the holders of the Warrants will have the right to subscribe - in the manner and according to the terms indicated in these regulations under article 2 below - for a maximum of 466,446 ordinary shares of the Company, with standard possession, at the price indicated in article 2, letter C below.

The Warrants may circulate from the issue date, the latter intended to mean the date indicated on the relative security (the “Issue Date”).

It is hereby stated that:

(i)
the Warrants may only be placed with a number of professional investors not exceeding 35 in the United States of America and in further jurisdictions (in accordance with legal provisions and regulations in force), while any solicitation for investment is expressly excluded;

(ii)
the issue and the valid approval and in general the discipline of the Warrants established in these Regulations are in any event subject to Italian law: for the purposes of the circulation of the Warrants, the board of directors of the Company may nevertheless, within the above-cited limits, add to, extend and amend these regulations to make such compliant with legal provisions or regulations and standards in force in the United States of America.

The Warrants issued under these regulations and the ordinary shares that may be issued on the exercise of the former have not been registered with the Securities and Exchange Commission, nor with the Securities Commission of any country, on the basis of an exemption from registration obligations under the Securities Act of 1933 of the United States of America, as amended (the “Act”) and, consequently, they may not be offered or sold unless registered in accordance with the Act or on the basis of an exemption envisaged by the same, or as part of an operation that is not subject to the registration requirements provided for in the Act and in compliance with the applicable state securities laws of the United States of America.

Article 2 – Exercise of Warrants - Issue of certificates

Warrant holders may exercise the Warrants to subscribe ordinary shares of the Company. The number of ordinary shares, term of exercise, subscription price and manner or exercise shall be as indicated herein. In particular, subject to the terms and conditions set forth herein, each Warrant holder, in the period comprised between the Initial Exercise Date and the Expiration Date (as defined below), may exercise the right to subscribe 1 (one) ordinary share of the Company, having a par value equal to Euro 1, for each Warrant at the Subscription Price.

A) Number

For Warrants that are the subject of the securities subscription agreement dated May 31, 2006, between the Company and each of the other parties thereto (the “Subscription Agreement”), a number of shares, in any event not exceeding a total of 388,705 ordinary shares, equal to 20% of the number of shares subscribed for by each investor under the Subscription Agreement.

For Warrants reserved to ThinkEquity Partners LLC as a portion of their fee for the services rendered as Placement Agent on behalf of the Company, a total number of 77,741 shares.

B) Term of Exercise

The Warrant may be exercised at any time from December 6, 2006 (the “Initial Exercise Date”) up until 28 April 2011 (“Expiration Date”).

C) Price

For each Warrant, the subscription price (the “Subscription Price”) for the exercise of the warrant for the subscription of ordinary shares of the Company shall be USD 14.50 per ordinary share, and, with respect to Think Equity LLC only, USD 17.40 per ordinary share, of which the amount in USD exceeding an amount equal to Euro 1 of surplus, and it being understood that (i) the Subscription Price shall not be lower than Euro 2.80, and (ii) the relevant shares shall be underwritten for an amount in Euro corresponding, as of day on which the warrant shall be exercised, to said amounts in USD.

D) Manner of Exercise

I) The Warrant holder may exercise its Warrant at any time before 17.00 (New York City time) on the Expiration Date by:

(i) delivering the exercise form (the “Exercise Notice”) in the format attached hereto by fax or e-mail to the Company’s registered office, completed in exact compliance with the form and duly signed;

(ii) delivering the original Warrant certificate to the Company, which will represent for each Warrant holder the overall amount of Warrants;

(iii) paying the Subscription Price for each share for which the Warrant is exercised by means of wire transfer in immediately available funds to the Company or in accordance with other means of payment approved by the Company.

II) The Company may object to the exercise of the Warrant by the holder, illustrating the grounds for such, within 3 (three) Trading Days (Trading Day shall mean a day on which the Company’s securities are listed or quoted for trading on the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, or the American Stock Exchange; provided, however, that any day on which banks are not open in the Republic of Italy shall not be a Trading Day) from the date of receipt of the Exercise Notice.

(III) The Warrant certificate must be signed, on behalf of the Company, by the Chairman of the Board of Directors or by the Chief Financial Officer of the Company.

(IV) If the Warrant holder does not fully exercise the Warrant, the Company will issue a new Warrant certificate relative to the unexercised options, it being understood that, in any event, the Warrant holder will not be able to exercise less than 1 (one) Warrant or fractions of 1 (one) Warrant.

(V) Each Warrant that has not been exercised by 17.00 (New York City time) on the Expiration Date shall be considered invalid and all relative rights shall cease to have effect from that time onwards.

(VI) A register of Warrant holders shall be set up and maintained at the Company’s registered office, in which all issues and relative transfers shall be indicated.

(VII) All ordinary shares issued following the exercise of the Warrant shall be duly authorized, validly issued, fully paid and free of duty, charges and encumbrances linked in any way with their issue (with the exception of any tax or duties due with regard to the transfer made following their issue). The ordinary shares will be issued without any charges made to the Warrant holder with regard to any tax or duty on the issue or transfer, any cost or commission of the Bank of New York in relation to said issue, as well as any other charge related in any way to the issue of the shares (including the ADRS or the ADSs corresponding to the shares), tax, commission, charges and costs which will all be paid by the Company; the shares (including the ADRS or the ADSs corresponding to the shares) will be issued in the name of the Warrant holder or in the name of the party/parties indicated by the same, it being understood however that, if the issue of shares, ADRS or ADSs is requested in the name of a party other than the Warrant holder, (i) in any event, Italian regulations regarding the transfer of registered securities must be observed, and (ii) when submitted for the exercise of the Warrant, the Warrant must be accompanied by a transfer form (the “Transfer Form”) in the format attached to the ADS Warrant Agreement, duly signed by the Warrant holder. The Company shall have the right to request, as a condition for the exercise of the Warrant, the payment of a sum to cover any transfer tax or duty.

Article 3 – Rights of Warrant holders in the event of operations on the share capital of “Gentium S.p.A.”

(A) Adjustments

(I) If the Company performs extraordinary operations on its own share capital that affects the terms and conditions of issue and exercise of the Warrants, including therein the cases in which the Company (A) pays dividends through the allocation of ordinary shares or, alternatively, makes a distribution or distributions on shares or on other capital-linked securities payable in ordinary shares (amongst which, for the sake of clarity, the ordinary shares of the Company issued following the exercise of Warrants shall not be considered included), (B) splits the ordinary shares in circulation into a higher number of shares, (C) merges the ordinary shares in circulation into a lower number of ordinary shares, or (D) reclassifies its own ordinary shares into securities linked to the Company’s share capital, therefore the number of shares that can be obtained with the exercise of the Warrant and the corresponding Subscription Price will be changed in accordance with the applicable legal provisions and regulations.

(II) If (A) the Company proceeds with mergers or incorporations of the Company within or into other body corporates, (B) the Company proceeds with the sale of essentially all of its assets in one or more related operations, (C) a purchase or exchange offer (whether by the Company or by another party) is concluded, on the basis of which the holders of ordinary shares may offer or exchange their ordinary shares for other securities, cash or assets, or (D) the Company performs a reclassification of its ordinary shares or an obligatory share exchange on the basis of which the ordinary shares are converted into or exchanged for other securities, cash or assets (in any of said cases a “Fundamental Operation”), then, on the occasion of any later Warrant exercise, the Warrant holder shall have the right to receive, for each share that would have been issuable following said exercise immediately prior to the performance of said Fundamental Operation, on the choice of the Warrant holder (a) following the Warrant exercise, the number of ordinary shares of the successor or of the purchasing party or of the Company, if the latter will not wind-up following the Fundamental Operation, beyond any additional compensation (the “Additional Compensation”) receivable, as a result of said reorganisation, reclassification, merger, concentration or disposal of assets, by a shareholder of a number of ordinary shares equal to those for which the Warrants would have been exercisable, immediately before said events or ((b) if the Company is acquired as part of a cash operation, cash equal to the value of the Warrants calculated on the basis of the formula to calculate the “Black Scholes” price. For the purpose of said exercise, the Subscription Price must be coherently adjusted to one ordinary share within the Fundamental Operation, and the Company must split the Subscription Price on the Additional Compensation reflecting in a reasonable way the relative value of each different component of the Additional Compensation. If the holders of ordinary shares have the choice as to whether to receive securities, cash or assets within the Fundamental Operation, then the Warrant holders must be guaranteed the same choice as regards the Additional Compensation to be received following the exercise of the Warrant following a Fundamental Operation. Within the limits of that required to execute the above considerations, any successor of the Company, or party that survives following a Fundamental Operation must issue new warrants coherent with the above considerations in favour of Warrant holders, that also demonstrate the rights of the Warrant holder to exercise the Warrant to obtain the Additional Compensation. The terms of any agreement on the basis of which a Fundamental Operation is performed must include considerations that bind the successor or party surviving the operation to respect the above consideration, ensuring that the Warrants (or any substitute security) are similarly adjusted following any later operation similar to a Fundamental Operation.

(III) Each time the Subscription Price is changed as indicated above, the Company must promptly send each Warrant holder a notice bearing an indication of the Subscription Price following the change and a brief description of the events that have generated this adjustment.

Article 4 – Rights of Warrant holders

(I) If, at any time before the expiration of the Warrants and of their exercise, any of the following actions, activities, events, circumstances, conditions or transactions should arise:

(a) an announcement by the Company of a dividend (or any other distribution) on ordinary shares;

(b) authorisation by the Company to allocate rights or warrants to all holders of its ordinary shares to subscribe for the purchase or to purchase any percentage of share capital of any class or of any option;

(c) approval by the Company’s shareholders of any reclassification of ordinary shares, consolidation or merger involving the Company, any sale or transfer of essentially all of the Company’s assets, of any obligatory exchange of shares by virtue of which the ordinary shares shall be converted into other securities, cash or assets; or

(d) authorisation by the Company of its voluntary or otherwise winding-up or of the dissolution of the Company, then the Company must send a written notice to Warrant holders at least 10 (ten) days before the date fixed for the performance of the relative resolution, action, activity, event, circumstance, condition or transaction. Warrant holders shall have the right to exercise their Warrants during the ten day period commencing from the date of said notice up until the actual date of the event that has led to the notice.

(II) In accordance with all of the applicable legislation, Warrants and all rights deriving from such are transferable, wholly or in part, (i) in compliance with Italian legislation that regulates the transfer of registered securities, and (ii) with the submission of the Warrant certificate to the Company’s registered office, together with a Warrant transfer document, in the format attached hereto, duly signed by the Warrant holder or by his representative or proxy, as well as funds that cover any tax related to said transfer. Upon performance of the transfer formalities required by Italian law, simultaneous to the submission and, if due, to the payment, the Company shall issue and deliver one or more new Warrants in the name of the transferee or transferees and according to the denomination or denominations indicated in the transfer document, and shall issue a new Warrant to the transferor indicating the portion of the Warrant that has not been transferred, and the previous Warrant should be cancelled. A Warrant, if correctly transferred, may be exercised by the new Warrant holder for the subscription of shares even before the issue of a new Warrant certificate.

In accordance with the relevant Italian legislation, a Warrant may be split, or combined with other Warrants on presentation of the same at the Company’s registered office, together with a written notice that specifies the names and the denominations in favour of whom the new Warrants must be issued, signed by the holder, or by a representative or proxy of the same.

Again in accordance with the relevant Italian legislation, with regard to any transfer that may be related to said split or combination, the Company shall issue or deliver a new Warrant in exchange for the Warrant or Warrants to be split or combined, according to said notice. If at the time of delivery of the Warrant, with regard to the transfer of the same, said transfer is not permitted under Rule 144 promulgated by the United States Securities and Exchange Commission on the basis of the Act and in accordance with the applicable financial legislation, the Company may require, as a condition to permit said transfer (i) that the Warrant holder or the Warrant transferee, depending on the case, provides the Company with the legal opinion (the opinion of which must respect the form, content and scope appropriate for operations of this nature) that attests that said transfer may be performed without prior registration pursuant to the Act and to other financial legislation and regulations protecting small investors, (ii) that the holder or transferee issues and delivers to the Company an investment letter, whose form and content is acceptable to the Company and (iii) that the transferee is an “accredited investor” according to the definition established in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), or (a)(8) promulgated by the United States Securities Exchange Commission under the Act or a qualified institutional buyer as defined by Rule 144A promulgated by the United States Securities Exchange Commission under the Act.

Article 5 – Tax regime

As of the date hereof:

Any capital gains resulting from the onerous transfer of Warrants for the subscription of interests in companies resident in Italy, if not obtained from the exercise of arts or professions or enterprise, constitute miscellaneous financial income.
Said capital gains are subject to taxation as follows:

- capital gains resulting from transfers of Warrants made even to different parties within a timeframe of 12 months, even if occurring in different tax periods, and which permit the purchase of an interest qualified as defined by article 67, paragraph 1, lett. c), of the Presidential Decree No. 917 of December 22, 1986 (T.U.I.R.), taking into account, to this end, also direct transfers of interests and other rights made in the same 12 month period, shall be considered in the calculation of the total income of the taxpayer in his income tax return to the extent of 40% of the overall gain . Capital losses for the same tax period or of the 4 previous ones can be offset against taxable gains for a corresponding amount. ; a “qualified” interest held in a non listed company is an interest represented by ordinary shares and/or rights amounting to more than 20% of share capital voting in the ordinary shareholders meeting or 25% of the company’s total share capital;

- the capital gains resulting from transfers of Warrants that, again made in the 12 month period, even to different parties, do not permit, even jointly with the direct transfer of the interests and of other rights, the acquisition of a qualified interest, are fully taxable and are subject, net of any capital losses other than those of qualified interest, to a substitute tax at a rate of 12.5%;

- capital gains obtained by parties that are not resident in Italy (without a permanent establishment to which Warrants are effectively connected), if relative to non-qualified interests, made through the transfer of Warrants, traded on Italian or foreign regulated markets, are not subject to the above-cited substitute tax;

- if on the other hand there are capital gains relating to non qualified interests due to the transfer of the Warrants relative to unlisted companies, the capital gains will not be taxable only if the transferor is resident in a Country that permits an adequate exchange of information (Article 5, paragraph 5, Legislative Decree N. 461of November 21, 1997, as amended, the “Decree 461/1997”) with Italy;

- the capital gains related to qualified interests obtained by the same parties are ordinarily taxable in Italy, with the exception of the application of advantageous conventions deriving from measures against double taxation and stipulated by Italy with the Countries of residence of the participants. Said conventions usually envisage, subject to specific conditions, the taxability of the capital gains in the Country of residence of the transferor party.

For further reference and information on the discipline of capital income, please refer to Decree 461/1997 and to the T.U.I.R., as well as to the further relative legislative and administrative provisions.

Article 6 – Notices

Unless otherwise specified herein, all notices and correspondence required or permitted under these regulations, must be made in writing and sent by courier to be delivered within 24 hours, by registered or certified mail with return receipt (or in the case of a notice sent to an Italian address, by international express mail with return receipt), by fax, by e-mail or delivered by hand, to the following addresses:

If to the Company:
Gentium S.p.A.
Piazza XX Settembre 2
22079 Villa Guardia, Como
Italy
Attention: Salvatore Calabrese
Fax: +39-031-385-387
Email: scalabrese@gentium.it

If to the Warrant holder:

To the name and address indicated in the Warrant register held at the Company.

Each of the parties may choose a different address, contact person, telephone or fax number, by sending a notice informing the other party of said changes, in accordance with the provisions of this article.

Any correspondence or notice or delivery made in relation to the Warrant must be made in writing and shall be considered as made and effective at the earlier of (a) the transmission date, if said notice or correspondence is sent by fax or e-mail before 5.30 p.m. (New York City time) on an Trading Day, (b) the Trading Day following the transmission date, if said notice or correspondence was sent by fax or e-mail on a day that was not an Trading Day or after 5.30 p.m. (New York City time) on an Trading Day, (c) the 2nd Trading Day following the date sent, if sent by an overnight courier recognised at domestic level in USA, or (d) at the time said correspondence is actually received by the party to whom it is addressed. All postal material must be sent to the above-indicated address.

Article 7 – Various

(A) The ownership of the Warrant shall imply the full acceptance of all of the conditions established in these regulations.

(B) In accordance with the applicable financial legislation, the Warrants and the rights and the obligations related to such, shall have effect to the benefit of and shall also be binding to the successors of the Company and the successors of the Warrant holders. The provisions that constitute the Warrant regulations are to be interpreted to the benefit of all Warrant holders over time and shall be coercible by each of said Warrant holders or shareholders following the exercise of the Warrant.

(C) With the exception of the case of, and within the limits of the waiver or consent of the Warrant holder, the Company must not, in any way, including – but not limited to such –change its article of association or reorganise, transfer assets, consolidate, merge, wind up, issue or sell securities or other voluntary shares, evade or attempt to evade compliance with or the application of any of the considerations that regulate the Warrants, but shall undertake, at all times, and in good faith, to apply all of the conditions and to adopt all of the measures that are necessary or appropriate to safeguard the rights of the Warrant holder, as established in the regulations of the same, against their infringement. Without prejudice to the above, the Company (a) shall not increase the nominal value of the shares to a higher value than the exercise price payable immediately before said increase in nominal value, (b) take all the measures necessary or appropriate so that the Company may validly and legally issue shares, following the exercise of the Warrant, validly issued and fully released, and (c) shall make reasonable efforts to obtain all authorisation, exemptions and permits from any competent public authority that may be required to enable the Company to fulfil its obligations deriving from the Warrants.

(D) Before proceeding with any determination that may give rise to an adjustment in the number of shares obtainable with the exercise of a Warrant, the Company must obtain all of the authorisations, or exemptions or permits required from any relevant enforcing public authority.

(E) This Warrants regulation shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy, and any disputes arising in connection therewith shall be deferred to and settled by the Court of Como.